Exhibit 4.3
SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 25, 2011, among Columbus McKinnon Corporation, a New York corporation (the “Company”), the Subsidiary Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of September 2, 2005 providing for the issuance of an aggregate principal amount of $136 million of 8⅞% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee desire to amend the Indenture as set forth in Section 2 hereof to eliminate certain provisions, including substantially all of the material restrictive covenants and certain events of default;

WHEREAS, the Company has received consents to the amendments effected by this Supplemental Indenture from the Holders of at least a majority in principal amount of the Notes outstanding as of the date of this Supplemental Indenture;

WHEREAS this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Subsidiary Guarantors; and

WHEREAS, all conditions precedent provided for in the Indenture relating to this Supplemental Indenture have been complied with.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes as follows:

1.   CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.   AMENDMENTS TO INDENTURE.

a.   Sections 4.02, 4.03, 4.04, 4.05, 4.06 4.07, 4.08, 4.09, 4.10, 4.11, and 4.12 of the Indenture, all references and cross-references thereto and all defined terms used in any such Sections, are hereby deleted in their entirety.

b.   Section 5.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“SECTION 5.01  When Company May Merge or Transfer Assets.  Neither the Company, nor any Subsidiary Guarantor shall consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless: (a) the resulting, surviving or transferee Person (the “Successor Company”) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee in form satisfactory to the Trustee, all the obligations of the Company or the Subsidiary Guarantor, as applicable, under the Securities and this Indenture; and (b) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.”

c.   Clauses (4), (6), (7), (8), (9) and (10) of Section 6.01 of the Indenture and any references or cross-references thereto are deleted in their entirety.

3.   EFFECTIVENESS AND EFFECT.

a.   This Supplemental Indenture shall take effect on the date hereof (the “Effective Date”).

b.   As of the Effective Date, the Indenture shall be modified and amended in accordance with the provisions of this Supplemental Indenture, and all terms and conditions of the Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that, in the case of conflict, the provisions of this Supplemental Indenture shall control.  All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as modified and amended by this Supplemental Indenture.  The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall be binding upon all Holders.

4.   CONFLICT WITH TRUST INDENTURE ACT.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provisions of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provisions of the TIA shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be modified or excluded, such provision of the TIA shall be deemed to (a) be applicable to the Indenture as so modified or (b) be excluded by this Supplemental Indenture, as the case may be.

5.   SEVERABILITY.  In the event that any provision of this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.   SUCCESSORS.  All covenants and agreements in this Supplemental Indenture of the Company, the Subsidiary Guarantors and the Trustee shall bind their successors and assigns, whether so expressed or not.

7.   NEW YORK LAW TO GOVERN.  This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

8.   COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

9.   EFFECT OF HEADINGS.  The section headings herein are for convenience only and shall not affect the construction hereof.

10.    THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantors.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to, the Trustee, whether or not explicitly provided herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

COLUMBUS McKINNON CORPORATION

By:
Name:
Title:

CRANE EQUIPMENT & SERVICE, INC.

By:
Name:
Title:

YALE INDUSTRIAL PRODUCTS, INC.

By:
Name:
Title:

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: